CONSULTING AGREEMENT
Atlas Technology Group, Inc. and Muse

This Agreement is made effective as of July 14, 2008, by and between Atlas Technology Group, Inc., of 2001 - 152nd Ave NE, Redmond, WA 98052, and Muse Consulting, of 17202 Meadow Tree Cir., Dallas, TX 75248.

In this Agreement, the party who is contracting to receive services shall be referred to as "AtlasTG", and the party who will be providing the services shall be referred to as "Muse".

Muse has a background in Interim management and is willing to provide services to AtlasTG based on this background.

AtlasTG desires to have services provided by Muse.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on July 21, 2008, Muse will provide the following services (collectively, the "Services"): Interim CEO of Atlas Technology Group, Inc.

2. COMPENSATION.

Immediate Cash: AtlasTG will pay a fee to Muse for the Services based on $5,000.00 per week, paid every two weeks, in advance, for each applicable two-week period during which Services were performed.

Deferred Cash: A deferred fee of $3000 per week for every week served as interim CEO will also be earned, and the payment of same will be deferred until after the interim assignment has been completed, and at that time it will be paid at the rate of $3000 for each week period served as interim CEO. Such deferred fee will be payable every two weeks once the interim CEO engagement has been terminated by the Company.

Warrants: AtlasTG will issue warrants to purchase up to Two million shares of AtlasTG common stock with a strike price of $.30 per share These Warrants are exercisable at any time or from time to time on or after the date on which these Warrants are issued and the fifth (5th) anniversary of the date of issuance (the “Exercise Period”) subject to the following restrictions:

Warrants to purchase up to 750,000 shares will vest upon the successful raise of additional equity or debt (and in the event of convertible debt, with a conversion price floor of at least $0.50/share) for AtlasTG in an amount no less than $5,000,000.00(after broker fees and commissions);

Warrants to purchase up to 500,000 shares of AtlasTG common stock will vest upon the Company achieving a revenue run rate of at least $4 million per year;

Warrants to purchase up to 500,000 shares of AtlasTG common stock will vest and become exercisable once AtlasTG first reports earnings before interest, taxes, depreciation and amortization (“EBITDA”) of at least 5 cents per issued and outstanding share of common stock for the preceding quarter; and

Warrants to purchase up to 250,000 shares of AtlasTG common stock will vest upon the hiring of a permanent CEO to replace Muse as interim CEO.

To the extent the above-referenced revenue/earnings targets are not met or the capital infusion has not been achieved during Muse’s tenure or within six months of the end of the interim CEO assignment, the warrants attributable to such milestones shall expire immediately. In the case of the 750,000 shares of funding warrants the will have to be with investment funds identified in writing and mutually agreed to by AtlasTG and Muse.

3. EXPENSE REIMBURSEMENT. The consultant shall be entitled to reimbursement from AtlasTG for all reasonable and documented "out-of-pocket" expenses. Normally Muse will be spending at least four days per week in Redmond and will be returning home on most weekends. If desired by Muse or AtlasTG Mrs. Muse may travel to Redmond and those reasonable and out of pocket expenses will also be covered by AtlasTG with respect to coach class airfare.

4. SUPPORT SERVICES. AtlasTG will provide the following support services for the benefit of Muse: office space, staff and secretarial support, and office supplies.

5. TERM/TERMINATION. This Agreement may be terminated by either party upon 30 days prior written notice to the other party.

6. RELATIONSHIP OF PARTIES. It is understood by the parties that Muse and the consultant are independent contractors with respect to AtlasTG, and not an employees of AtlasTG. AtlasTG will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Muse or the consultant.

7. DISCLOSURE. Muse and the consultant are required to disclose any outside activities or interests, including ownership or participation in the development of prior inventions, that conflict or may conflict with the best interests of AtlasTG.

8. ASSIGNMENT. Muse's obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of AtlasTG.

9. INTELLECTUAL PROPERTY. The following provisions shall apply with respect to copyrightable works, ideas, discoveries, inventions, applications for patents, and patents (collectively, "Intellectual Property"):

a. Muse’s Intellectual Property. Muse does not personally hold any interest in any Intellectual Property.

b. Development of Intellectual Property. Any improvements to Intellectual Property, further inventions or improvements, and any new items of Intellectual Property discovered or developed by Muse (or Muse's employees, if any) during the term of this Agreement shall be the property of AtlasTG. Muse shall sign all documents necessary to perfect the rights of AtlasTG in such Intellectual Property, including the filing and/or prosecution of any applications for copyrights or patents. Upon request, Muse shall sign all documents necessary to assign the rights to such Intellectual Property to AtlasTG.

10. RETURN OF RECORDS. Upon termination of this Agreement, Muse shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in Muse's possession or under Muse's control and that are AtlasTG's property or relate to AtlasTG's business.

11. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for AtlasTG:

2001 152nd Avenue NE
Redmond, Washington 98052

With a copy (which shall not constitute notice) to:

K&L Gates, LLP
1717 Main Street, Suite 2800
Dallas, Texas 75201
Attention: I. Bobby Majumder

IF for Muse Consulting:

Muse Consulting
Ralph B. Muse
CEO
17202 Meadow Tree Cir.
Dallas, Texas 75248

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

12. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

13. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

14. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

15. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

16. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Texas.

Party receiving services:
Atlas Technology Group, Inc.

By:	/s/ Peter B. Jacobson
Peter B. Jacobson
Director

Party providing services:
Muse Consulting

By:	/s/ Ralph B. Muse
CEO
Ralph B. Muse